AMENDMENT TO REGISTRATION RIGHTS AGREEMENT


         THIS AMENDMENT NO. 2 TO REGISTRATION RIGHTS AGREEMENT (this"Amendment") is entered into as of March 15, 2001, by and among Essex Corporation, a Virginia corporation (the "Company"), and the individuals and entities listed on Exhibit A attached hereto (the "Purchasers").

         WHEREAS, the Company and the Purchasers entered into a Registration Rights Agreement, dated as of September 7, 2000 (the "RRA"), as amended by Amendment to Registration Statement dated as of December 4, 2000.

         WHEREAS, as of the date hereof the Purchasers and the Company entered into a Securities Purchase Agreement pursuant to which the Purchasers agreed to purchase an aggregate of 500,000 shares of the Company's Common Stock in four installments beginning March 30, 2001 (the "Shares");

         WHEREAS, the parties desire that the Shares be subject to the RRA and have the rights afforded to "Registrable Securities" as defined in the RRA;

         WHEREAS, in accordance with Section 4(f) of the RRA, the Company and Purchasers desire to amend the RRA as set forth below.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

         SECTION 1. DEFINITIONS. The following additional definition is hereby included in Section 1 of the RRA:

         "Additional Shares" means (i) the 160,000 shares of Common Stock subject to a Securities Purchase Agreement, dated as of December 4, 2000, by and among the Purchasers and the Company and (ii) the up to 500,000 shares of Common Stock subject to a Securities Purchase Agreement, dated as of March 15, 2001, by and among the Purchasers and the Company.

         SECTION 2. SEVERABILITY. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         SECTION 3. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Virginia and for all purposes shall be governed by and construed in accordance with the laws of such state (without reference to the conflicts of law provisions thereof).

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         SECTION 4.  COUNTERPARTS.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         SECTION 5. EFFECT OF AMENDMENT. Except as expressly modified herein, the RRA shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                    COMPANY:

                                    ESSEX CORPORATION

                                    By:  /s/ Leonard E. Moodispaw
                                         ------------------------
                                    Name: Leonard E. Moodispaw

                                    Title:President & CEO

                                    PURCHASERS:

                                    GEF Optical Investment Company, LLC


                                    By:  /s/ H. Jeffrey Leonard
                                         ----------------------
                                    Name:  H. Jeffrey Leonard
                                    Title: President

                                    NETWORKING VENTURES, L.L.C.


                                    By: /s/ Caroline S. Pisano
                                        ----------------------
                                    Name:  Caroline S. Pisano
                                    Title: Member


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